EXPLORATION AGREEMENT

by and between

BARRY LASKER

and

DELTA OIL & GAS, INC.

Carrera Prospect
Newton County, Texas

Effective Date:  March 27, 2009

EXPLORATION AGREEMENT

This Exploration Agreement (this “Agreement”) is made effective as of March 27, 2009 (“Effective Date”), between Barry Lasker (“Lasker”), an individual whose address is One Riverway, Suite 610, Houston, Texas 77056, USA, and Delta Oil & Gas Inc. (“Delta”), a Colorado corporation whose address is 144 4th Avenue S.W., Suite 2600, Calgary, Alberta T2P 3N4, Canada.  Lasker and Delta are sometimes referred to collectively as “the Parties” and singularly as “a Party”).

WHEREAS, Lasker will acquire certain oil and gas leases (“Leases”) in the Carrera Prospect, Newton County Texas, within the area described on the map attached hereto as Exhibit A (the “Prospect”), and perform additional tasks set forth herein; and

WHEREAS, Delta is seeking to obtain a working interest in the Leases and operate and participate in oil and gas exploration and production on the Prospect as set forth herein; and

WHEREAS, the Parties want to set forth their respective rights and responsibilities with respect to the acquisition of the Leases, the identification of drilling locations, the drilling and completion of up to three oil and gas wells and the allocation of costs and revenues between the Parties.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein, the Parties hereby agree as follows:

1.
Delta has paid the sum of U.S.$100,000 into an account to be held in trust for Lasker in accordance with the terms of this Agreement.  Portion of such funds shall be released to Lasker upon notice from him that he has completed negotiation for the acquisition of a Lease or Leases.  Such notice shall set forth the amount of bonus necessary to pay the lessor, upon execution of the Lease, and the applicable amount will be released from the account to Lasker, who will finalize arrangements to acquire the Lease(s).  Included in the sum of U.S.$100,000 is a one-time prospect generation fee in the amount of U.S.$20,000 payable to Lasker.  The remaining U.S.$80,000 is intended for purchase of the Leases and necessary surface leases.  The cost of the bonuses for the Leases and payment for surface leases may exceed U.S.$80,000, in which event Delta shall pay Lasker within 7 days of receipt of notice from Lasker setting forth the amount of money needed to acquire additional Leases or surface leases.

2.
Lasker will negotiate the acquisition of the Leases and any necessary surface leases and is authorized to expend up to U.S.$300.00 per acre as a signature bonus and offer royalties up to and including 25%, resulting in a net revenue interest of not less than 75%.  In the event the price per acre or royalty for any Lease exceeds the amount stated in the preceding sentence, Lasker will give Delta 72 hours notice, inclusive of Saturday, Sundays and holidays, in order to approve the additional bonus amount or additional royalty burden.  If Delta chooses not to pay the additional bonus or additional royalty for any Lease, then Lasker may, at his sole option, acquire such Lease for his own account.

3.
Upon acquisition of the Leases, Lasker shall promptly investigate the status of the existing pipeline(s) in the area.  If the tie-in costs to an existing pipeline render development of the Prospect uneconomical, Delta, in its sole discretion, may require Lasker to reimburse Delta the amount of money paid by Delta for Lease acquisition in the Carrera Prospect up to that time.  If Delta opts for Lasker to make such repayment and if any of the $80,000 intended for Lease acquisition still remains in the trust account, such amount shall be released to Delta within 7 days following notice from Delta of its intent not to proceed.  Lasker shall have six months to return any portion of the Lease acquisition costs which he has already expended on Lease acquisition in the Carrera Prospect.  Except for the obligation of repayment to Delta, this Agreement shall terminate when Delta gives notice to Lasker of its intent not to proceed and Delta shall have no continuing rights in the Prospect.  If Delta elects not to proceed because of the economics of pipeline tie-in, Lasker may, at his sole option, proceed with the development of the Prospect without Delta.   Lasker shall be entitled to retain the $20,000 prospect generation fee regardless of whether Delta decides to proceed with this Agreement pursuant to this Section 3.

4.
Delta shall pay 100% of the costs to acquire the Leases and 100% of the costs to drill and complete up to three wells (“Target Wells”) through the pipeline connection.  Drilling costs shall include geological interpretation of data, drilling costs, site preparation costs, infrastructure, roads, environmental impact studies, permits, remediation work and all other costs directly or indirectly associated with exploration, development, acquisition and finding costs relating to the Target Wells. Completion costs include all pipeline costs and tie-in costs to the point of sale. Acquisition costs, drilling costs and completion costs are 100% recoverable by Delta from the proceeds of production from the well to which costs are attributable. The actual acquisition, drilling and completion costs for the first Target Well will be recovered by Delta from 90% of the proceeds of production from such well and the actual acquisition, drilling and completion costs for the second and third Target Wells, if drilled, will be recovered by Delta from 80% of the proceeds of production from the second and third well, respectively, until each of such Target Wells reaches payout of these amounts.  Payout shall be defined as the recoupment of 100% of all actual costs paid by Delta for Lease acquisition, drilling and completion, payable out of production from the Target Well to which the costs relate.  Costs are not cumulative to be subject to a “basket” payout from  all Target Wells.

5.	The pro rata working interest of each of the Parties in subsequent wells to be drilled on the Prospect after the Target Wells shall be mutually agreed by the Parties.

6.
All existing third party 3D seismic data and mapping shall be provided to Delta subject to the provisions of any agreements between Lasker and third parties, without further costs to Delta unless additional costs are pre-approved by Delta.

7.
Lasker shall perform the initial interpretations and work-ups and shall prepare the drilling program, including selecting total well depths and locations for the Target Wells.  Lasker shall charge and Delta shall pay standard industry rates for such interpretations and work-ups and where required shall contract with engineering consultants to prepare the drilling program. Delta shall be invoiced and pay the amount of the invoice for any work by such consultants.  Invoices shall be paid by Delta within 10 days following receipt of the invoice. These costs shall be included in payout for the Target well. Such materials and assessments will be provided to Delta without any representation whatsoever by Lasker as to their accuracy and without any suggestion whatsoever that Delta rely on such materials and assessments in any way.

8.
Delta shall use best faith efforts to become bonded as an Operator in the State of Texas and it shall also qualify to do business in the State of Texas, both within 180 days following receipt of notice from Lasker that acquisition of the Leases is complete.  Delta and Lasker shall negotiate in good faith and sign an Operating Agreement in a form similar to the AAPL 610 Operating Agreement (1989) prior to commencement of operations. Delta shall be named as the Operator under the Operating Agreement.

9.
Lasker will secure leases in his name or that of a third party lease broker.  All of the interest in the Leases will be assigned to Delta with no representations or warranties, express or implied, with respect to the ownership of the Leasehold mineral interest except to claims made by, through and under Lasker, as assignor, but not otherwise.   Delta will provide Lasker with monthly reports on the payout status of each of the Target Wells.   Lasker will have a 10% carried interest in the first Target Well and a 20% carried interest in the second and third Target Wells until payout in each of the wells, as defined above.  Lasker’s 10% carried interest will convert to a 50% working interest in the first Target Well upon payout.  Lasker’s 20% carried interest in the second and third Target Wells shall convert to a 40% working interest upon payout.

10.	Lasker may market and divest any portion of his carried interest or working interest in the Prospect to third parties at any time.

11
It is expressly provided that there is an Area of Mutual Interest between the Parties hereto. Such Area of Mutual Interest is more particularly described in Exhibit A and the Area of Mutual Interest provision is more particularly described in the Operating Agreement. The term of the Area of Mutual Interest shall be three years commencing at the Effective Date.

12.
Delta hereby commits to the drilling of an initial test well (“Test Well”) at a location within the Prospect selected by Lasker and agreed by Delta.  Such Test Well must be commenced within one year from the Effective Date.  Delta shall drill the Test Well to a depth sufficient to adequately test to the base of the stratigraphic equivalent of the Nodosaria sand encountered in the GHP Donner #1 well at a depth of 7,460 feet, and thereafter shall complete the Test Well as a well capable of producing oil and/or gas in paying quantities or plug and abandon same as a dry hole. The second and third Target Wells to be drilled on the Prospect pursuant to this Agreement shall be at the option of Delta following its review of results of the Test Well.  If Delta elects not to proceed with the drilling of the second and/or third Target Wells, then Delta shall release all Leasehold acreage that is not held by production from a producing well which it has drilled pursuant to this Agreement.

13.	The following administrative provisions shall apply to this Agreement:

a.
Relationship of the Parties.  This Agreement is not intended to create and will not be construed as creating any type of partnership, joint venture, association or other relationship where either Party will become liable for the acts or obligations to the other Party.  The liability of the Parties hereto shall be several not joint or collective and shall be based on the pro rata working interest of the Party.  Lasker shall have no liability nor make any payment for operations on the Target Wells until payout for each respective Target Well.

Each of the Parties hereto elects, under the authority of Section 761(a) of the Internal Revenue Code of 1986, to be excluded from the application of all of the Provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.  If the income tax laws of the states in which the property covered hereby is located contain, or may hereafter contain, provisions similar to those contained in the Subchapter of the Internal Revenue Code of 1986 referred to above, under which a similar election is permitted, each of the Parties agrees that such election shall be exercised.  If applicable, Delta is hereby authorized to execute and file on behalf of both Parties hereto such elections with the appropriate governmental agencies.  Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

b.
Entire Agreement.  This Agreement including its exhibits represents the final and entire agreement by and between the Parties with respect to its subject matter and, when executed, supersedes all prior discussions and prior agreements relating to such subject matter.

c.	Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably or untimely withheld.

d.	Dispute Resolution.

(i)
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(ii)
Arbitration.  Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably, shall be resolved by one arbitrator  in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The place of arbitration shall be Houston, Texas.  The resulting arbitral award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction.  A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.  Any monetary award issued by the arbitrator shall be payable in United States Dollars.  The arbitrator shall have no authority to award special, indirect, consequential, exemplary or punitive damages under this Agreement.

e.
Severability.  If any provision of this Agreement is for any reason held to be in violation of any applicable law, governmental rule or regulation, or if the provision is held to be unenforceable, then such provision shall be deemed null and void. All other provisions of this Agreement shall remain in full force and effect.

f.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

g.	Modifications and Amendments. This Agreement shall not be modified or amended except by a written document executed by an authorized representative of both Parties hereto.

h.
News Releases and Public Announcement.  Neither Party shall issue any news release or make any public announcement relating to the subject matter of this Agreement nor disclose the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably or untimely withheld; provided, however, that such prior approval shall not be required in the event that a Party is compelled to issue a release or announcement by applicable securities laws or requirements of any Stock Exchange, but in such event the affected Party shall use its reasonable efforts to give the other Party at least forty-eight (48) hours advance notice of the content of such release.

i.
Conflicts. If a provision in the body of this Agreement is in conflict with a provision in an exhibit hereto, the provision in the body of this Agreement shall prevail.  In the event of a conflict/inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Operating Agreement, this Agreement shall prevail.

j.
No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ONE PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, EVEN IF CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY.

k.
No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall give or be construed to give any person, other than the Parties and their heirs, legal representative, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement, except as specifically provided herein.

l.
Warranties and Representations. Lasker makes no warranty, either express or implied, with respect to ownership of the Leasehold mineral estate except to claims made by, through and under Lasker, but not otherwise.

Delta warrants that it is duly organized and validly existing under the laws of the jurisdiction where it is organized.  Delta has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

Delta and Lasker each warrant that this Agreement has been duly executed and delivered by them and this Agreement constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

Delta represents that it has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under this Agreement and the Operating Agreement. Delta represents that it has the technical capability, personnel and resources to fulfill its obligations under this Agreement and the Operating Agreement.

m.	Time is of the Essence. The Parties hereto stipulate and agree that time is of the essence in the performance of all terms, duties, and obligation and provisions of this Agreement.

n.	Expenses. Delta and Lasker shall be responsible for their respective expenses in connection with the performance of the provisions of this Agreement.

o.
Counterpart Execution.  This Agreement may be executed in two counterparts and each such counterpart shall be deemed an original agreement for all purposes; provided that neither Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.  If this document is transmitted by facsimile machine, it shall be treated for all purposes as an original document.  The signature of any Party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature and shall have the same binding legal effect as an original signature on an original document.

p.	Waiver.

No waiver by either Party of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

q.	Joint Preparation.

Each provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

r.	Notices.

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party.  Verbal communication does not constitute notice for purposes of this Agreement.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

           IN WITNESS WHEREOF, each Party has executed this Agreement, to become binding on the Parties effective as of the Effective Date.

Barry Lasker

/s/  Barry Lasker

Delta Oil & Gas, Inc.

/s/ Douglas N. Bolen
Douglas N. Bolen,
Chief Executive Officer